EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement"), effective September 13, 1999, is entered into by and between Pawnbroker.com Inc., a Delaware corporation ("Pawnbroker"), and pawnbroker.com, a Delaware corporation ("Employer"), and Neil McElwee, a resident of the State of California ("Executive").

                                    RECITALS

     WHEREAS, Pawnbroker is a publicly-traded corporation which owns one hundred percent (100%) of the issued and outstanding stock of Employer; and

     WHEREAS, Employer desires to retain the services of Executive on the terms and conditions set forth in this Agreement, and Executive desires to be employed by Employer on such terms and conditions; and

     WHEREAS, Executive understands and acknowledges that the employment, salary and other compensation and other benefits he will receive under this Agreement are good and sufficient consideration for the restrictive covenants contained in this Agreement.

     NOW, THEREFORE, in consideration of the promises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment. Employer hereby agrees to employ the Executive, and the Executive agrees to accept such employment and perform services for Employer, upon the terms and conditions set forth in this Agreement.

2. Term. This Agreement shall take effect on September 13, 1999 ("Effective Date") and shall expire on the third anniversary of the Effective Date (the "Term"); provided, however, that this Agreement may be terminated at an earlier date in accordance with Section 11 of this Agreement.

3. Position and Duties.

     A. Service with Employer. During the Term, Executive will serve as Employer's Chief Executive Officer and Member of the Board of Directors, provided that he is duly elected by Employer's shareholders as required by Employer's Articles of Incorporation and Bylaws. The Board of Directors will appoint Executive to serve on the Board of Directors on an interim basis until an election is held pursuant to the company's Articles of Incorporation and By-Laws. The Board of Directors will nominate Executive to serve on the Board of Directors in the next election. Executive will report directly to and will work at the pleasure of Employer's Board of Directors.



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     B.  Performance of Duties.  Executive agrees to perform the duties assigned to him by the Employer's Board of Directors, to serve Employer faithfully and to the best of his ability, and to devote his full time, attention and efforts to Employer's business and affairs during his employment by Employer. However, Executive may participate in reasonable charitable activities and personal investment activities so long as such activities do not interfere with the performance of his obligations under this Agreement.

4. Executive's Representations and Warranties.

     A. No Inconsistent Commitments. Executive represents and warrants that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during his employment by Employer, he will not render or perform services for any other corporation, firm, entity or person, unless Employer's Board of Directors gives its prior written consent to Executive providing the services.

     B. Tax and Legal Advice. Executive represents and warrants that he has consulted with independent tax and legal counsel regarding the terms, and ramifications of the terms, of this Agreement.

     C. Except as provided to Employer by Executive prior to signing this Agreement, if provided, Executive represents and warrants that he has no Inventions (as defined in Section 8 below), software, writings or other works of authorship useful to Employer in the normal course of Employer's business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

     D. Executive represents and warrants to Employer that he has not assigned or otherwise transferred any rights in any Invention (as defined in Section 8 below) to any third party and that he is unaware of any claim that any Invention infringes upon the Intellectual Property rights of any third party.

5. Compensation.

     A. Base Salary. As compensation in full for all services rendered by the Executive under this Agreement, Employer shall pay to the Executive an annual base salary of $200,000, less deductions and withholdings, and according to Employer's customary payroll practices. During the Term, Executive's base salary may be adjusted only as described in Section 5.B, below.

     B. Adjustments to Base Salary. Within 90 days after the Executive signs this Agreement, Employer's Board of Directors, with the significant assistance of Executive, will establish a set of reasonable business goals that Executive will accomplish during the first 12 months of the Term. Within thirty days of the end of that 12-month period, if Employer's Board of Directors reasonably determines that Executive has met or exceeded each of the established goals, Employer shall increase Executive's annual base salary by twelve percent (12%).



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     Within  60 days of the  12-month  anniversary  after  the  Effective  Date,
Employer's Board of Directors, with the assistance of Executive, will establish a set of reasonable business goals that Executive must accomplish during the second 12 months of the Term. Within thirty days of the end of that 12-month period, if Employer's Board of Directors reasonably determines that Executive has met or exceeded each of the goals established for that 12-month period, Employer shall increase Executive's then current annual base salary by twelve percent (12%).

     Executive will also receive an Equity Financing Bonus ("Equity Financing Bonus") of twenty-five thousand dollars ($25,000.00) net after applicable withholdings if the Employer closes on a financing package of three-million dollars ($3,000,000.00) or greater on or before April 30, 2000.

     C. Stock Options.

     (1) Grant of Stock Options. Pursuant and subject to the terms and conditions set forth in the Incentive Stock Option Plan (the "Plan") of Pawnbroker, adopted in compliance with Section 422 of the Internal Revenue Code and the Securities laws of the United States, Pawnbroker grants to Executive options exercisable to purchase up to 782,590 shares of common stock of Pawnbroker ("Executive Option").

     (2) Vesting. The shares of common stock of Pawnbroker which may be purchased by Executive pursuant to these Executive Options are hereafter termed the "Stock." Subject to Subsection C.(5) below, after, and only after, the conditions of the Plan have been satisfied, Executive may exercise that portion of his Options becoming vested pursuant to the vesting schedule set forth herein. If Executive's employment with Employer remains full-time and continuous at all times to any of the "Vesting Date" specified below, then Executive is entitled to exercise on the applicable Vesting Date that number of shares determined by multiplying the number of shares of each Executive Option by the "Vesting Fraction" set forth below:

         Vesting Date                                   Vesting Fraction
         ------------                                   ----------------
         On or after Sept. 13, 2000                     1/3

         13th day of each month thereafter              1/36 of balance
         for 36 months

     (3) Price at Exercise. The price per share Executive shall pay to Pawnbroker for the shares he purchases on exercise of the Executive Option shall be $6.75 per share, or as required by the terms of the Plan or by Internal Revenue Code Section 422.



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     (4) Terms of Plan. The Plan has been established pursuant to Section 422 of the Internal Revenue Code. The terms of the Plan are as set forth therein. If recapitalization of Employer is required for any reason, adjustsments will be made to the number and class of shares, pursuant to the Plan.

     (5) Bonus Options. Employer shall grant to Executive options exercisable to acquire additional shares of common stock of Pawnbroker as an incentive stock option bonus (the "Bonus Options"); provided that Executive remains employed full-time with Pawnbroker as Chief Executive Officer. Pawnbroker shall grant bonus options as follows:

     On September 13 of each year beginning September 13, 2000 and ending September 13, 2005, options exercisable to acquire shares of common stock in an amount equal to 1% of the issued and outstanding common shares on the date of such grant.

     (6) Option Adjustments. Employer agrees that if any equity financing of Pawnbroker is made (including any successor enterprise), Employer will grant additional stock options exercisable to acquire common stock in an amount sufficient to maintain the Executive's pro rata percentage of shares of Pawnbroker that he received on the date of the last stock option grant to Executive (the "Adjustment Options"), provided that Executive is actively employed on the effective date of the equity financing. The term "equity financing" in this means and includes any investment in Pawnbroker, including any debt obligation that is convertible or accompanied by warrants, options or rights to invest in Pawnbroker.

     (7) Terms of Option Adjustments and Bonus Options.

          (a) Exercise Price. The exercise price of the Option Adjustments and Bonus Options, if any, shall be equal to the fair market value of such common stock, which shall be determined based on the five (5) day average closing price of such common stock on the NASD Over-The-Counter Bulletin Board or such other public market for such common stock on the date of grant.

          (b). Vesting Schedule. The Adjustment Options and Bonus Options, if any, shall vest and become immediately exercised by the Executive pursuant to the vesting schedule set forth below.

            Vesting Date                           Vesting Fraction
            ------------                           ----------------
            One year from the date of grant        1/3
            Two years from the date of grant       1/3
            Three years from the date of grant     1/3



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     (8) Tax  Indemnification.  Executive  specifically  acknowledges and agrees that Employer has made no representations to him regarding the tax consequences of any amounts received by him or for his benefit pursuant to this Agreement. In consideration for the mutual promises and agreements contained herein, and for other valuable consideration, Executive agrees to pay all federal or state taxes, if any, which are required by law to be paid with respect to this Agreement, save and except those amounts withheld by Employer in satisfaction of such taxes as provided in Section 5.A above. Executive further agrees to indemnify and hold Employer, its predecessors, officers, directors, employees, attorneys, representatives, successors and
     assigns   harmless  from  any  claims,   demands,   deficiencies,   levies,
     assessments, executions, judgments or recoveries by any governmental entity against Employer, or any of the foregoing persons or entities, for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by them by reason of any such claims, including any amounts paid by Employer, its predecessors, officers, directors, employees, attorneys,
     representatives,   successors  and  assigns  as  taxes,   attorneys'  fees,
     deficiencies, levies, assessments, fines, penalties, interest or otherwise.

     (9) Vesting Upon "Change of Control.

          (a). "Change of Control" Defined. A "Change of Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

               (i) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Pawnbroker (not including in the securities beneficially owned by such person any securities acquired directly from Pawnbroker or its affiliates) representing fifty percent (50%) or more of the combined voting power of Pawnbroker's then outstanding securities; provided that the term "person" for purposes of this subsection shall exclude Pawnbroker; any trustee or other fiduciary holding securities under an employee benefit plan of Pawnbroker; any company owned, directly or indirectly, by the stockholders of Pawnbroker in substantially the same proportions as their ownership of the stock of Pawnbroker; or

               (ii) The stockholders of Pawnbroker approve a merger or consolidation of Pawnbroker with any other corporation or other business entity, other than (a) a merger or consolidation which would result in the voting securities of Pawnbroker outstanding immediately prior thereto continuing to represent (either by



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

               remaining   outstanding   or  by  being   converted  into  voting
               securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Pawnbroker, at least seventy-five percent (75%) of the combined voting power of the voting securities of Pawnbroker or such surviving entity outstanding immediately after such merger or consolidation. or
               (b) a merger or consolidation effected to implement a recapitalization of Pawnbroker (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of Pawnbroker's then outstanding securities; or

               (iii) The stockholders of Pawnbroker approve a plan of complete liquidation of Pawnbroker or an agreement for the sale or disposition by Pawnbroker of all or substantially all Pawnbroker's assets.

          (b) Vesting of the Options Upon Change of Control. Upon a Change of Control of Pawnbroker and so long as Executive is a full-time employee of Employer, the Options granted to the Executive as of the effective date of the Change of Control shall be deemed immediately fully vested and may be exercised by Executive pursuant to this Agreement and the Plan.

     (10) Termination without cause. Should Employer terminate Executive without cause during the term of this Agreement, then the stock options, Bonus Options, Option Adjustments, and Grants that would have been awarded at the next anniversary date from the date of termination, as set forth in subsection C (2) above, shall vest and become immediately exercisable. For example, if Executive is terminated in the third month of his second year of this Agreement, then Executive shall be treated as if he completed the second year of employment and would therefore be entitled to exercise the stock option available for the end of the second year of his employment.

     (11) Securities Laws Restrictions. Options will be exercised and common stock issued only upon compliance with the Securities Act of 1933, as amended, and any other applicable state and federal securities law.

6. Benefits. During the term of this Agreement, Executive and his spouse and legal dependents residing with Executive shall be entitled to all medical, dental, and other benefit plans offered to all employees by Employer. If Employer, in its sole discretion, determines to offer additional medical, dental, and other benefit plans to its executive employees, then Employer will offer the same additional benefits to Executive. Until such time as the Employer



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offers  medical  insurance  to  Executive  comparable  to his benefits as of the
Execution Date, Employer will reimburse Executive $600.00 per month for his medical insurance premium.

     A. Vacation. Executive shall receive up to but no more than three weeks of paid vacation during each 12-month period of the Term. Executive may carry over any accrued vacation pay from year to year, up to the vacation accrual maximum for all employees.

     B. Automobile Lease. Employer will reimburse Executive for lease payments on one automobile leased by Executive, up to a maximum of $375.00 per month. If Executive leases an automobile with a monthly lease rate greater than $375.00 Executive shall be solely responsible for paying the balance of the lease rate. To the extent required by law, the lease payments Employer makes will reported as income to Executive. Employer makes no and expressly disclaims any representations regarding the tax consequences of this Section 6.B.

     C. Life Insurance. Subject to Executive's qualification for group term life insurance at terms agreeable to Employer, Employer will pay the premiums of group term life insurance coverage for Executive, in an amount equal to Executive's base salary on the Effective Date, multiplied by two. Employer will not pay premiums for Executive in excess of 1.5 times the premium quoted by Employer's insurance broker for an average man of Executive's age. In addition, should Executive desire to purchase additional life insurance at Executive's own expense, Employer shall assist Executive in obtaining such additional insurance. Subject to the above cap on the premium, the coverage will increase proportionate to increases in Executive's salary.

     D. Directors and Officers Insurance. Employer will use its best efforts to obtain and maintain, within ninety (90) days of the Effective Date, Directors and Officers insurance coverage for Executive in the amount as shall be determined by the Board of Directors in their sole discretion.

     E. Travel Expenses. Executive shall be entitled to receive full reimbursement for all ordinary and necessary travel and entertainment expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers describing the specific business purpose for each such expenditure.

7. Work Location. Executive's primary work location will be the Employer's principal place of business or a Northern California office to be established by Executive during the Term. Employer may not require Executive to have a primary work location other than in Northern California. Employer shall provide Executive with a high speed Internet service as available, preferably a DSL line, a laptop computer, cellular telephone, adequate office space and office equipment, and administrative support suitable to Executive's position and adequate for the performance of his duties.

8. Assignment of Inventions. Executive hereby assigns, transfers, and sells to the Employer and/or its nominees all of his right, title, and interest in all Inventions (as defined below), including all right, title, and interest in any patents, copyrights, patent applications, or copyright



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applications  based  thereon,  that are  conceived or reduced to practice by him
(alone or jointly by others) for Employer in the future in connection with Executive's employment by Employer. Executive will assist Employer and/or its nominees (without charge but at no expense to Executive) at any time and in every proper way to obtain for its and/or their own benefit, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings.

     A. As used in this Section 8, the term "Inventions" includes, but is not limited to, all discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright or other intellectual property law, except, in accordance with California Labor Code Section 2872, those that qualify fully under California Labor Code Section 2870, namely, those for which no equipment, supplies, facility or trade secret information of Employer were used and which were developed entirely on Executive's own time, and in addition
(1) did not relate at the time of conception or reduction to practice (a) directly or indirectly to the business of Employer, or (b) to Employer's actual or demonstrably anticipated research or development, or (2) did not result from any work performed by Executive for Employer.

     B. Executive agrees to communicate to Employer all Inventions conceived or reduced to practice by him (alone or jointly by others) for the Employer in the future in connection with Executive's work for and employment with Employer.

     C. Notwithstanding the foregoing, Executive also assigns to Employer (or to any of its nominees) all rights which he may have or acquire in any Invention, full title to which is required to be in the United States by a contract between Employer and the United States or any of its agencies.

     D. Executive hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for and in his behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by him.

9. Confidential Information. In consideration for Employer's and Pawnbroker's promises under this Agreement, Executive agrees that during his employment with Employer and thereafter, he will not directly or indirectly disclose or use any confidential information that Executive has obtained about Employer's or Pawnbroker's business activities while an employee of Employer, without the prior written consent of Employer's or Pawnbroker's Board of Directors, respectively.

     "Confidential Information" means information that is proprietary to Employer or to Pawnbroker, or to others and is entrusted to Employer or Pawnbroker, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to software, business plans as to the business as conducted or anticipated to be conducted by Employer or



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Pawnbroker,  customer or subscriber lists and any database relating to customers which was created by Employer or Pawnbroker, and to past or current or anticipated products or services of Employer or Pawnbroker. Confidential Information also includes, without limitation, information concerning Employer's or Pawnbroker's purchasing, accounting, marketing, selling, and services. All information that Executive has a reasonable basis to consider confidential is Confidential Information, whether or not originated by him and without regard to the manner in which he obtains access to it.

10. Restrictive Covenants.

     A. Noncompetition. In consideration of Employer's hiring of Executive and Executive's employment hereunder, Executive agrees that, during the "Restricted Period" (as hereinafter defined), Executive shall not, directly or indirectly, solicit or seek to perform service or do any business with or interact with in exchange for a fee or other compensation, any "Client" of Employer (as hereinafter defined), in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, executive, member of any association or otherwise). As used herein, "Client" shall mean all Clients of Employer or Pawnbroker existing during the Term of this Agreement or within six
(6) months after the date Executive's employment terminates. "Restricted Period" shall mean the term of Executive's employment with Employer.

          (1) Geographical Extent of Covenant. Because Employer's and Pawnbroker's business operates on a world-wide basis, the obligations of Executive under this Section 10 shall apply anywhere in North America.

          (2) Limitation on Covenant. Ownership by Executive, as a passive investment, of less than two (2) percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 10.A.

     B. Nonsolicitation, Non-hire and Noninterference. During the Restricted Period or for a period of one (1) year thereafter, Executive shall not (a) induce or attempt to induce any employee of Employer or Pawnbroker to leave the employ of Employer or Pawnbroker, or in any way interfere adversely with the relationship between any such employee and Employer or Pawnbroker; (b) induce or attempt to induce any employee of Employer or Pawnbroker to work for, render services to, provide advice to, or supply confidential business information or trade secrets of Employer or Pawnbroker to any third person, firm or corporation; (c) employ, or otherwise pay for services rendered by, any employee of Employer or Pawnbroker in any business enterprise with which Executive may be associated, connected or affiliated; or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Employer or Pawnbroker to cease doing business with Employer or Pawnbroker, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and Employer or Pawnbroker.

     C. Indirect Competition or Solicitation. Executive agrees that, during the Restricted Period, Executive will not, either directly or indirectly, assist, solicit or encourage any other



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person in carrying out any activity that would be  prohibited by the  provisions of this Section 10 if such activity were carried out by Executive; and, in particular, Executive agrees that Executive will not, either directly or indirectly, induce any employee of Employer or Pawnbroker to carry out any such activity.

     D. Notification of Employment. If at any time during the Restricted Period or within six months thereafter Executive accepts new employment or becomes affiliated with a third party, Executive shall immediate notify Employer of the identity and business of the new employer or affiliation. Without limiting the foregoing, Executive's obligation to give notice under this Section 10.D shall apply to any business ventures in which Executive proposes to engage, even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Executive hereby consents to Employer notifying any such new employer or business venture of the terms of the covenants in this Section10.

11. Termination of Employment.

     A. Grounds for Termination. Executive's employment shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time:

          (1) Executive dies, or

          (2) Executive becomes "disabled," so that he cannot perform the essential functions of his position with or without reasonable accommodation, or

          (3) The Board of Directors of Employer elects to terminate this Agreement for "cause" and notifies Executive in writing of such election, or

          (4) The Board of Directors of Employer elects to terminate this Agreement without "cause" and notifies Executive in writing of such election, or

          (5) Executive elects to terminate this Agreement voluntarily and notifies Employer in writing of such election.

     If this Agreement is terminated  pursuant to clause (1), (2) or (3) of this
Section 11.A, such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (4) or (5) of this Section 11.A, such termination shall be effective 30 days after delivery of the notice of termination, with the Employer reserving the right to pay Executive in lieu of said notice.

     B. "Cause" Defined. "Cause" means:

          (1) Employer reasonably believes that Executive has breached the provisions of Section 8, 9 or 10 of this Agreement in any respect, or

          (2) Employer reasonably believes that Executive has engaged in willful and material misconduct, including a violation of any of Employer's written policies, or willful and material failure to perform Executive's duties as an officer or employee of Employer, or

          (3) Employer  reasonably  believes that Executive has committed fraud,
          misappropriation   or   embezzlement  in  connection  with  Employer's
          business, or

          (4) Executive has been arrested, convicted or has pleaded nolo contendere to criminal misconduct (except for parking violations and occasional minor traffic violations).

     In the event that Employer terminates Executive's employment for "cause" pursuant to clause (1), (2), (3), (4), (5), (6), or (7) of this Section 11.B and Executive objects in writing to the Board's determination that there was proper "cause" for such termination within 20 days after Executive is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 12.A. If Executive fails to object to any such determination of "cause" in writing within such 20-day period, he shall be deemed to have waived his right to object to that determination. If such arbitration determines that there was not proper "cause" for termination, such termination shall be deemed to be a termination pursuant to clause (4) of
Section 11.A and Executive's sole remedy shall be to receive the wage continuation benefits contemplated by Section 11.F.

     C. Effect of Termination. Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

     D. "Disabled" Defined. "Disabled" means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with reasonable accommodation (which shall not impose an undue burden on Employer), for a period in excess of six (6) months.

     E. Surrender of Records and Property. Upon termination of his employment, Executive shall deliver promptly to Employer all Confidential Information (as that term is defined above) and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer equipment, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof that are the property of Employer or Pawnbroker, or that relate in any way to the business, products, practices or techniques of Employer or Pawnbroker, and all other property, trade secrets and confidential information of Employer or Pawnbroker, including, but not limited to, all documents and all tangible, written, graphical, machine readable and other materials (including all copies) that in whole or in part contain any trade secrets or confidential information of Employer or Pawnbroker, which in any of these cases are in Executive's possession or under his control.

Notwithstanding the above, Executive may, at his option, elect to purchase any equipment he has been using, provided Executive surrenders all Employer information that may be contained on such equipment (e.g. computer databases). Purchase price of equipment is fair market value at time of purchase.

     F. Salary Continuation. If Executive's employment is terminated by Employer pursuant to clause 2 or 4 of Section 11.A within one year of the Effective Date, Employer shall continue to pay to Executive his base salary (less any payments received by Executive from any disability income insurance policy provided to him by Employer) and shall continue to provide health insurance benefits for three months from the date of termination. This salary/benefit continuation period will be six months if Executive is terminated more than one year after the Effective Date. These payments are conditioned upon Executive executing a release of claims in a form acceptable to Employer. If this Agreement is terminated pursuant to clauses 1 or 5 of Section 11.A, Executive's right to base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law. The salary continuation period will commence on the day after termination of the Agreement.

     G. If Executive's employment terminates for any reason, Executive will immediately resign from Employer's Board of Directors. Such resignation will be effective as of the date of such termination.

12. Settlement of Disputes.

     A. Arbitration. Except as provided in Section 12.B, any claims or disputes of any nature between Employer and Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Executive's employment or the termination of that employment by Employer shall be resolved exclusively by arbitration in Santa Clara County, California, in accordance with the applicable rules of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. The fees of the arbitrator(s) and other costs incurred by Executive and Employer in connection with such arbitration shall be paid to the prevailing party in such arbitration.

     The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

     B. Resolution of Certain Claims--Injunctive Relief. Section 12.A shall have no application to claims by Employer asserting a violation of Section 8, 9, or 10 or seeking to enforce, by injunction or otherwise, the terms of Section 8, 9 or 10. Such claims may be maintained by Employer in a lawsuit subject to the terms of Sections 12.C and 12.D. Executive acknowledges that it would be difficult to fully compensate Employer for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, Executive agrees that, in addition to, but not to the exclusion of any other available remedy, Employer shall have the right to enforce the provisions of Sections 8, 9 or 10 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and Employer shall be entitled to recover from Executive its reasonable attorneys' fees and costs in enforcing the provisions of Sections 8, 9, or 10.

     C. Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of California, Santa Clara County, or the United States District Court for the Northern District of California sitting in Santa Clara County. Executive, Employer and Pawnbroker consent to the jurisdiction of such courts over the subject matter set forth in Section 12.B. Executive waives any right he may have to transfer or change the venue of any litigation brought against him by Employer or Pawnbroker.

     D. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles.

13. Miscellaneous Provisions.

     A. Survival of Terms. Notwithstanding the termination or expiration of this Agreement for any reason, Executive, in consideration of his employment hereunder to the date of such termination or expiration, agrees that the provisions of this Agreement which specifically relate to periods, activities or obligations during, upon or subsequent to the termination of Executive's employment, including, but not limited to, the covenants contained in Section 8, 9 or 10 hereof, will survive any termination or expiration of this Agreement, and that he shall remain bound by those provisions according to their terms.

     B. Prior Agreements. This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of Executive by Employer and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between Employer and Executive), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

     C. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive, Employer and Pawnbroker.

     D. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

     E. Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that Employer or Pawnbroker may, without the consent of Executive, assign their rights and obligations under this Agreement to any corporation, firm or other business entity with or into which Employer or Pawnbroker may merge or consolidate, or to which Employer or Pawnbroker may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Employer or Pawnbroker. After any such assignment, Employer and Pawnbroker shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Employer or Pawnbroker for the purposes of all provisions of this Agreement.

     F. Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of, geographical scope of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, geography or activities that may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

PAWNBROKER.COM INC.                     PAWNBROKER.COM

By /s/ Joseph Schlader             By /s/ Joseph Schlader
   --------------------------         ----------------------------

Its President                      Its President


EXECUTIVE                               EXECUTIVE'S SPOUSE

/s/ Neil A. McElwee                     [/s/ Illegible]
------------------------------          ------------------------------
Neil A. McElwee                         ------------------------------
                                        (Print Name)





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